Exhibit 10.3

TERM NOTE
(VARIABLE RATE)

$3,000,000.00 April 22, 2011
FOR VALUE RECEIVED, and intending to be legally bound OP-TECH ENVIRONMENTAL SERVICES, INC. (“Borrower”), a corporation organized under the laws of the State Delaware, with its principal place of business at One Adler Drive, East Syracuse, New York 13057, promises to pay to FIRST NIAGARA BANK, N.A., a national banking association with a banking office at 6950 South Transit Road, P.O. Box 514, Lockport, New York  14095-0514 (“Lender”) or order, on or before May 1, 2016 (“Maturity”), the principal sum of THREE MILLION AND 00/100 DOLLARS ($3,000,000.00) together with interest thereon until paid in full.

1.           INTEREST RATE.  Until converted as provided herein, the outstanding principal amount hereunder shall bear interest per annum rate equal to the LIBOR Rate, as defined below, plus 3.50% until paid in full. Borrower shall have a one-time option to convert the interest rate from the LIBOR Rate plus 3.50% to a fixed rate equal to the FHLB Rate plus 3.5% per annum.

(a)           Borrower shall pay interest, calculated on the basis of a 360-day year for the actual number of days of each year (365 or 366, as applicable) on the outstanding principal amount from and including the date of this Note to, but not including, the date the outstanding principal amount is paid in full.

(b)           If pursuant to the terms of this Note, Borrower is at any time obligated to pay interest on the principal balance of this Note at a rate in excess of the maximum interest rate permitted by applicable law, the applicable interest rate shall be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.

(c)           After the occurrence of an Event of Default, at Lender’s option, interest shall accrue at a rate per annum equal to the aggregate of six percent (6%) plus the rate otherwise applicable (the “Default Rate”), and such rate shall continue to apply whether or not judgment shall be entered on this Note.

(d)           If any interest rate index is not available, a similar rate based upon a comparable index selected by Lender, in its sole discretion, will be utilized.

2.           REPAYMENT On the date hereof, if requested by Lender, Borrower shall pay to Lender interest only in advance for the month in which this Note is dated.  Borrower shall repay the outstanding balance of this Note in sixty (60) equal consecutive monthly payments of principal in the amount of $50,000.00 plus accrued interest at the applicable interest rate, commencing June 1, 2011 and continuing on the first day of each consecutive month until Maturity, when the remaining unpaid principal and unpaid accrued interest shall be due and payable in full.

3.           APPLICATION; BUSINESS DAY.  Borrower shall make all payments on this Note to Lender at its address stated above or at such other place as the holder of this Note may designate.  All payments shall be made absolutely net of, without deduction or offset and free and clear of taxes, deductions, charges or withholding of any kind.  Lender shall apply all payments received on this Note to any accrued and unpaid interest then due and owing, then to the reduction of principal of this Note, then to other sums due hereunder in such order and in such amounts as Lender may determine from time to time.  The sum or sums shown on Lender’s records shall be evidence of the correct unpaid balances of principal and interest on this Note, absent manifest error.  If any payment comes due on a day that is not a Business Day, as defined below, Borrower may make the payment on the first Business Day following the payment date and pay the additional interest accrued to the date of payment.  “Business Day” means a day of the year which is neither a Saturday or Sunday nor a legal holiday which banks are required or authorized by law to close in New York State.  While this Note bears interest based upon the LIBOR Rate, “Business Day” on which commercial banks are open for international business (including dealings in United States Dollar deposits in the London Interbank Eurodollar) in New York City.

4.           PREPAYMENT.  While this Note bears interest at the LIBOR Rate, this Note may be prepaid in whole or in part at any time without premium.

If this Note is converted to a fixed rate, this Note may be prepaid, in whole or in part, at any time subject to and together with payment of a Prepayment Premium, as calculated below.  The Prepayment Premium shall be calculated by multiplying the following percentage by the principal amount prepaid.  For purposes of this Section, Loan Year One shall be deemed to mean the first twelve (12) full calendar months following the date hereof.  Each twelve (12) month period thereafter shall be deemed a “Loan Year.”

Loan Year One                           -   5.0% of the amount prepaid
Loan Year Two                           -   4.0% of the amount prepaid
Loan Year Three                              -      3.0% of the amount prepaid
Loan Year Four                           -   2.0% of the amount prepaid
Loan Year Five                           -   1.0% of the amount prepaid

Notwithstanding the above, Borrower may prepay this Note in its entirety, or in part, at any time without premium, provided that the source of funds used for such prepayment are the result of internally generated funds of Borrower.

5.           LATE FEE.  If any payment due under this Note is unpaid for ten (10) days or more, Borrower shall pay, in addition to any other sums due under this Note (and without limiting Lender’s other remedies on account thereof), a late charge in an amount equal to 6% of such unpaid amount.

6.           USE OF PROCEEDS.  Any loan made by Lender to Borrower and evidenced by this Note shall be used by Borrower for the refinancing of Borrower’s debt with Citizen’s Bank.

7.           MAINTAIN OPERATING ACCOUNTS.  Borrower agrees to maintain with Lender, as its primary financial institution, corporate deposit and operating accounts.  At the option of Lender, all interest payments, principal payments and fees will automatically be deducted from Borrower’s primary operating account.

8.           SUBJECT TO LOAN AGREEMENT.  This Note is executed and delivered subject to the terms of a Loan Agreement dated April ___, 2011 between Borrower and Lender (as the same may be amended or supplemented from time to time, the “Loan Agreement”) and reference is hereby made to the Loan Agreement for the provisions relating to Lender’s rights of acceleration of the principal hereof upon the occurrence of an Event of Default, as defined in the Loan Agreement and Lender’s remedies.

9.           SETOFF.  Without limiting its rights of setoff under New York law generally, if the unpaid principal amount of this Note, interest accrued on the unpaid principal amount thereof or other amount owing by Borrower under this Note or the other loan documents shall have become due and payable (at maturity, by acceleration or otherwise), Lender will have the right, in addition to all other rights and remedies available to it, without notice to Borrower, to setoff against and to appropriate and apply to such due and payable amounts any obligations owing to, and any other funds held in any manner for the account of, Borrower by Lender or any other direct or indirect subsidiary of First Niagara Financial Group, Inc., including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or in the future maintained by Borrower.  Borrower consents to and confirms the foregoing arrangements and confirms the rights of banker’s lien and setoff.  Nothing in this Note will be deemed a waiver or prohibition of or restriction on such rights of banker’s lien or setoff.

10.           PAYMENT OF FEES AND EXPENSES.  Borrower agrees to pay, upon demand, costs of collection of all amounts due under this Note, including, without limitation, principal, interest and fees, or in connection with the enforcement of, or realization on, any security for this Note, including, without limitation, to the extent permitted by applicable law, reasonable attorneys’ fees and expenses.

11.           GOVERNING LAW.  This Note shall be governed by the internal laws of the State of New York, without regard to principles of the conflict of laws.

12.           GENERAL PROVISIONS.

(a)           Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with delivery, acceptance, performance or enforcement of this Note.

(b)           This Note, together with any related loan and security agreements, guaranties, and documents ancillary thereto contains the entire agreement between Lender and Borrower with respect to the subject matter hereof, and supersedes every course of dealing, other conduct, oral agreement, commitment letter or other correspondence related thereto and representation previously made by Lender.

(c)           Borrower agrees that in any legal proceeding, a copy of this Note kept in Lender’s course of business may be admitted into evidence as an original.

(d)           This Note is a binding obligation enforceable against Borrower and its permitted successors and assigns and shall inure to the benefit of Lender and its successors and assigns.

(e)           If a court deems any provision of this Note invalid, the remainder of this Note shall remain in effect.

(f)           If there is more than one Borrower, each of them shall be jointly and severally liable for all amounts and obligations which become due under this Note and the term “Borrower” shall include each as well as all of them.

(g)           If payment of this Note is secured by collateral, the collateral is specified in the collateral records of Lender.

(h)           No failure by the holder hereof to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by such holder of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.  The rights and remedies of the holder hereof as herein specified are cumulative and not exclusive of any other rights or remedies which such holder may otherwise have.

(i)           All notices, demands, or other communications hereunder must be in writing and will be effective when delivered or mailed to the address set forth herein or such other address as provided by such party via overnight delivery service or personal service or, if mailed, three (3) days after deposit, postage prepaid, in an official depository maintained by the United States Post Office.

(j)           Borrower agrees to indemnify Lender and its affiliates and their respective officers, directors and employees (collectively, “Indemnitees”) and hereby holds Indemnitees harmless against all liabilities, claims, actions, suits, proceedings, penalties, costs, expenses, brokerage or other fees (including, without limitation, reasonable legal fees and expenses), losses, damages and liabilities of any kind or nature including in tort, penalties and interest, which Lender may incur in any manner other than Lender’s own active gross negligence or willful misconduct, by reason of any matter relating, directly or indirectly, to this Note and the related loan documents.  This indemnity shall survive the termination of this Note.

13.           JURISDICTION AND VENUE.   Borrower knowingly, voluntarily, intentionally and irrevocably (a) consents in each action and other legal proceeding commenced by Lender and arising out of or otherwise relating to this Note or any Collateral related hereto to the nonexclusive personal jurisdiction of any court that is either a court of record of the State of New York, County of Onondaga or Erie or a court of the United States located in the State of New York, County of Onondaga or Erie, (b) waives each objection to the laying of venue of any such action or other legal proceeding, (c) waives personal service of process in each such action and other legal proceeding, and (d) consents to the making of service of process in each such action and other legal proceeding by registered mail directed to Borrower at the last address of Borrower shown in the records relating to this Note maintained by Lender, with such service of process to be deemed completed five (5) days after the mailing thereof.

14.           WAIVER OF JURY TRIAL.  Borrower knowingly, voluntarily, intentionally and irrevocably waives each right Borrower may have to a trial by jury with respect to, and each right to assert any claim for damages (including, but not limited to, punitive damages) in any action or other legal proceeding of any nature, relating to (a) this Note, any related loan document or any Collateral related hereto, (b) any transaction contemplated by any such documents or (c) any negotiation, performance or enforcement of this note, or any collateral related hereto.  Borrower certifies that neither Lender nor any representative of Lender has represented to Borrower that Lender will not seek to enforce the waiver made by borrower in this paragraph.  Borrower acknowledges that it has been represented by independent legal counsel as necessary and appropriate.

15.           DEFINITIONS.  As used in this Note, unless otherwise specified, the following terms shall have the following respective meanings:

(a)           “FHLB Rate” shall mean a fixed rate of interest determined by Lender based upon the Amortizing Advance Rate offered by the Federal Home Loan Bank of New York for instruments having a term of five-year/five-year amortization (or for remaining amortization) most recently available on the day which is two (2) Business Days immediately preceding the date for such determination.

(b)           “LIBOR Advance” shall mean the outstanding principal balance of this Note bearing interest based upon the LIBOR Rate.

(c)           “LIBOR Rate” shall mean the rate of interest determined by Lender by dividing (i) the average rate per annum as determined by Lender to be the rate offered for deposits in United States Dollars in the London Interbank Eurodollar Market for an amount comparable to the LIBOR Advance and for a period of one month (the “Interest Period”) by (ii) a number equal to 1.0 less the Reserve Requirement.  The LIBOR Rate will be adjusted on the first day of each calendar month to the then current LIBOR Rate.

(d)           “Reserve Requirement” shall mean the percentage which Lender determines to be the maximum reserve requirement (including, without limitation, any emergency, marginal, special or supplemental reserve requirement) prescribed for so-called “Eurocurrency liabilities” (or any other category of eurocurrency funding) prescribed by the Board of Governors of the Federal Reserve System (or under any successor regulation which Lender determines to be applicable) with each change in such maximum reserve requirement automatically, immediately and without notice changing the LIBOR Rate thereafter applicable to the LIBOR Advance.

Borrower:	OP-TECH ENVIRONMENTAL SERVICES, INC. By: CHARLES B. MORGAN Name: CHARLES B. MORGAN Title: Chief Executive Officer

Rev. 01/14/2011

STATE OF NEW YORK                                           )
COUNTY OF ONONDAGA                                                           ) SS.:

On the 22nd day of April in the year 2011, before me, the undersigned, personally appeared CHARLES B. MORGAN, known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

____________________________________
Notary Public

Mark Arbon
Notary Public in the State of New York
Qualified in Onondaga Co. No. 02AR4939224
My Commission Expires July 5, 2014